Exhibit 15.1
September 21, 2011
The Board of Directors
McMoRan Exploration Co.
We are aware of the incorporation by reference in the Registration Statement on Form S-3 and related Prospectus of McMoRan Exploration Co. for the registration of 2,835,158 shares of common stock of our reports dated May 6, 2011 and August 5, 2011 relating to the unaudited condensed consolidated interim financial statements of McMoRan Exploration Co. that are included in its Forms 10-Q for the quarters ended March 31, 2011 and June 30, 2011, respectively.
Very truly yours,
/s/ Ernst & Young LLP